Exhibit 2.1

FIRST AMENDMENT TO
STOCK PURCHASE AGREEMENT
This First Amendment, dated as of September 30, 2015 (the “Amendment”), hereby amends and modifies that certain Stock Purchase Agreement (the “Agreement”), entered into on March 13, 2015, by and among T. Marzetti Company, an Ohio corporation (“Buyer”), Flatout Holdings, Inc., a Delaware corporation (succeeded in interest by Flatout, Inc., a Delaware corporation (the “Company”)), the Persons listed under the heading “Sellers” on Schedule I attached thereto (collectively, “Sellers”), and NCP-Flatout Seller Rep LLC, a Delaware limited liability company (“Sellers’ Representative” and, collectively with the Company, Sellers and Buyer, the “Parties,” and each, a “Party”).
RECITALS
WHEREAS, the Parties acknowledge and agree that unintentional mistakes were made at Closing with respect to Sellers’ estimate of Estimated Cash and the failure to deduct from the Option Cancellation Payments the Option Holders' Allocable Portion of the Escrow Funds and the Reserve Account and the employer side of the applicable withholding taxes (collectively, the “Errors”);
WHEREAS, the Errors collectively resulted in an aggregate overpayment by Buyer of $714,530 (the “Overpayment Amount”);
WHEREAS, as a result of the Errors, the Parties acknowledge and agree that each Option Holder has been paid in full by Buyer pursuant to the Agreement and the Option Cancellation Agreements;
WHEREAS, on June 19, 2015, Buyer delivered to Sellers’ Representative the Adjustment Report containing, among other adjustments, an adjustment in favor of Buyer equal to the Overpayment Amount in order to remedy the Errors;
WHEREAS, the Adjustment Report set forth total adjustments to the Estimated Purchase Price in favor of Buyer equal to $702,547 (the “Adjustment Amount”);
WHEREAS, on July 24, 2015, Sellers’ Representative accepted the Adjustment Report and the amounts set forth therein, including the Adjustment Amount;
WHEREAS, on July 24, 2015, Sellers’ Representative and Buyer delivered a Joint Letter of Direction to the Escrow Agent directing the Escrow Agent to release the Adjustment Amount to Buyer (the “Escrow Release”); and
WHEREAS, the Parties hereby desire to amend and modify the Agreement to remedy the Errors on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree to amend and modify the Agreement as follows:

1.Definitions. Capitalized terms used and not otherwise defined in this Amendment have the respective meanings assigned to them in the Agreement.

2.Escrow Fund Replenishment. Notwithstanding anything to the contrary in the Agreement (including without limitation Section 2.5(a)(v) or Section 6.11(c) of the Agreement), the first $702,547 of the cash amount of any refund of any Tax of the Company or any of its Subsidiaries (taking into account in such calculation any cash interest received with respect thereto) from the applicable taxing authorities for any Pre-Closing Period or attributable to any pre-Closing portion of a Straddle Period as determined pursuant to Section 6.11(b) of the Agreement (including any such refund arising from amended Tax Returns filed after the Closing Date) that has been received at any point when the Escrow Fund has not been terminated shall be deposited into the Escrow Fund by the Company (the “Escrow Replenishment”), to be held in escrow pursuant to the terms of the Agreement and the Escrow Agreement.

3.Payment of Tax Refund Payments. Any amounts specified in Section 6.11(c) of the Agreement that are not required to be paid into the Escrow Fund in accordance with Section 2 of this Amendment shall be paid to the Sellers (and not the Option Holders) pro rata in accordance with their respective Allocable Portions (which, for this purpose, shall exclude and not take into account any shares of Common Stock subject to Company Options held by the Option Holders) pursuant to Section 6.11(c)(i) of the Agreement and, except that any such amounts in respect of any Taxes other than federal income Taxes shall be payable to Sellers (notwithstanding anything to the contrary in the Agreement, including without limitation Section 6.11(c) of the Agreement) within ten (10) Business Days after the end of the fiscal quarter in which any such refund is received, credited, or applied as an offset, as the case may be. Any amounts specified in Section 6.11(c) of the Agreement that are not required to be paid into the Escrow Fund in accordance with Section 2 of this Amendment that are in respect of federal income Taxes shall be paid to Sellers (and not the Option Holders) pro rata in accordance with their respective Allocable Portions (which, for this purpose, shall exclude and not take into account any shares of Common Stock subject to Company Options held by the Option Holders) pursuant to Section 6.11(c)(i) of the Agreement.

4.Sellers’ Representative Authority to Settle Tax Refund Payments.

(a)The Parties acknowledge and agree that Tax refunds (or offsets or credits against current Taxes due) of the Company otherwise payable to Sellers pursuant to Section 6.11(c) of the Agreement may be difficult to accurately determine at the time of the filing of the applicable Tax Return, and that the Parties may desire to negotiate, settle and/or compromise among themselves such amounts, including without limitation, in exchange for a lump sum payment or a series of fixed payments payable by Buyer to the Sellers that constitutes a reasonable estimate of the anticipated or actual present value of such amounts.

(b)Without limiting the authority of Sellers’ Representative under Article X or Section 6.11 of the Agreement, Sellers hereby grant to Sellers’ Representative the authority and discretion to negotiate, settle and/or compromise with Buyer on behalf of Sellers with respect to any Tax of the Company, any Tax Returns, or any amounts for any Tax refund (or offset or credit against current Taxes due) of the Company otherwise payable to Seller pursuant to Section 6.11(c) of the Agreement.

Such authority and discretion granted to Sellers’ Representative shall include, without limitation, the authority and discretion to negotiate, settle and/or compromise with Buyer an arrangement pursuant to which Sellers (i) forfeit any rights to any or all Tax refunds (or offset or credit against current Taxes due) of the Company otherwise payable to Seller pursuant to Section 6.11(c) of the Agreement; in exchange for (ii) a lump sum payment or a series of fixed payments payable by Buyer to the Sellers (and not the Option Holders) pro rata in accordance with their respective Allocable Portions (which, for this purpose, shall exclude and not take into account any shares of Common Stock subject to Company Options held by the Option Holders). For the avoidance of doubt, nothing in this Section 4 shall create any affirmative obligation or requirement that Buyer or Sellers’ Representative initiate or engage in any negotiation, settlement and/or compromise with respect to the matters set forth in this Section 4.

5.Purpose. The purpose of the Escrow Release (to the extent in respect of the Overpayment Amount) and the Escrow Replenishment is to place the Buyer in the same position it would have been in had the Errors not occurred. All payments owing to the Option Holders under Section 2.4(f), Sections 2.5(a)(ii), (iii), (iv) or (v), Section 6.11(c) or Section 10.4(a) of the Agreement or the Escrow Agreement (to the extent not already paid) shall be made to the Sellers Representative, to be paid to Sellers pro-rata in accordance with their respective Allocable Portion (which, for this purpose, shall exclude and not take into account any shares of Common Stock subject to Company Options held by the Option Holders).

6.Date of Effectiveness; Limited Effect. This Amendment will be deemed effective as of the date first written above (the “Effective Date”). Except as expressly provided in this Amendment, all of the terms and provisions of the Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Agreement or of any other Transaction Document or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the Effective Date, each reference in the Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the Agreement in any other agreements, documents or instruments executed and delivered pursuant to, or in connection with, the Agreement or Transaction Documents, will mean and be a reference to the Agreement as amended by this Amendment.

7.Indemnification. Notwithstanding anything to the contrary in Article XI of the Agreement, and without limiting Buyer’s rights under Article XI of the Agreement, each Significant Seller shall jointly and severally indemnify the Buyer Indemnitees from and against any Adverse Consequences Buyer Indemnitees shall suffer to the extent that such Adverse Consequences result from, or arise out of, an allegation by any Option Holder with respect to the execution and delivery of any First Amendment to Stock Option Cancellation Agreement and Release Agreement by and between the Company and any Option Holder. Any claims for indemnification by any Buyer Indemnitees under this Section 7 of this Amendment shall not be subject to the Basket (or taken into account in determining whether the Basket has been met) or the Cap.

8.Miscellaneous.

(a)This Amendment is governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflict of laws provisions of such State.
(b)This Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and permitted assigns.
(c)The headings in this Amendment are for reference only and do not affect the interpretation of this Amendment.
(d)This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.
(e)This Amendment constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.
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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.

SELLERS:

2006 Irrevocable Trust F/B/O Madison
Michaelina Marsh

By:	/s/	Stacey Marsh
	Name:	Stacey Marsh
	Title:	Trustee

2006 Irrevocable Trust F/B/O Megan Laurette
Marsh

By:	/s/	Stacey Marsh
	Name:	Stacey Marsh
	Title:	Trustee

Stacey L. Marsh Revocable Trust U/T/A Dated
January 23, 2008, As Amended

By:	/s/	Stacey L. Marsh
	Name:	Stacey L. Marsh
	Title:	Trustee

Bugaboo Too, LLC

By:	/s/	Arthur A. Weiss
	Name:	Arthur A. Weiss
	Title:	Manager

Michael E. Marsh Revocable Trust U/T/A Dated
January 23, 2008, As Amended

By:	/s/	Michael E. Marsh
	Name:	Michael E. Marsh
	Title:	Trustee

Stacey L. Marsh 2012 Spousal Access
Irrevocable Trust U/T/D December 17, 2012

	By:	/s/	Arthur A. Weiss & Michael E. Marsh
		Name:	Michael E. Marsh & Arthur A. Weiss
		Title:	Co-Trustees

NCP-FLATOUT, L.P.

By: NCP-FLATOUT G.P., L.L.C., its General Partner

By: NORTH CASTLE PARNTERS, L.L.C., its Manager

	By:	/s/	Louis Marinaccio
		Name:	Louis Marinaccio
		Title:	Member

NORTH CASTLE PARTNERS 2007, L.P.

By: NCP G.P. 2007, L.P., its General Partner

By: North Castle G.P. 2007, L.L.C., its General Partner

	By:	/s/	Louis Marinaccio
		Name:	Louis Marinaccio
		Title:	Authorized Person

/s/	Janeane Ardolino
Janeane Ardolino

/s/	Ryan Coon
Ryan Coon

COMPANY:

FLATOUT, INC. (successor in interest to Flatout Holdings, Inc.)

By:	/s/	Douglas A. Fell
	Name:	Douglas A. Fell
	Title:	Treasurer

SELLERS' REPRESENTATIVE:

NCP-FLATOUT SELLER REP LLC

By:	/s/	Alyse Skidmore
	Name:	Alyse Skidmore
	Title:	Secretary

BUYER:

T. MARZETTI COMPANY

By:	/s/	Douglas A. Fell
	Name:	Douglas A. Fell
	Title:	Treasurer